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                                    Exhibit 2

                  Opinion and Consent of Robert J. Hebron, Esq.

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[LOGO]

      The Company You Keep (R)             NEW YORK LIFE INSURANCE COMPANY
                                           51 Madison Avenue, New York, NY 10010
                                           (212) 576-5149 Fax: 212 447-4268

                                           ROBERT J. HEBRON
                                           Vice President and
                                           Associate General Counsel

                                           April 15, 1997

New York Life Insurance
  and Annuity Corporation
51 Madison Avenue
New York, NY  10010


         RE:      NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                  VARIABLE UNIVERSAL LIFE SEPARATE ACCOUNT-II


Ladies and Gentlemen:

         This opinion is furnished in connection with the filing by New York Life Insurance and Annuity Corporation ("NYLIAC") of Post-Effective Amendment No. 4 to the registration statement on Form S-6 ("Registration Statement") under the Securities Act of 1933, as amended, of NYLIAC Variable Universal Life Separate Account-II ("Separate Account-II"). Separate Account-II receives and invests premiums allocated to it under a flexible premium variable universal life insurance policy ("Policy"). The Policy is offered in the manner described in the Registration Statement.

         In my capacity as Vice President and Associate General Counsel for New York Life Insurance Company, I have authority to assist the General Counsel in supervising and administering the general business affairs of the Office of the General Counsel, including authority to act with respect to any matter within his authority or responsibility relating to legal affairs. This would include general supervision of NYLIAC's legal affairs. In this capacity, I am familiar with Separate Account-II, which was established as of June 4, 1993, pursuant to a resolution adopted by the Board of Directors of NYLIAC for a separate account for assets applicable to the Policy, pursuant to the provisions of Section 2932 of the Delaware Insurance Code. In addition, I have made such examination of the law and have examined such corporate records and such other documents as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my professional opinion that:

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New York Life Insurance
         and Annuity Corporation
April 15, 1997
Page 2



   1. NYLIAC is a corporation duly organized and validly existing under the laws of the State of Delaware.

   2. Separate Account-II is an account established and maintained by NYLIAC pursuant to the laws of the State of Delaware, under which income, capital gains and capital losses incurred on the assets of Separate Account-II are credited to or charged against the assets of Separate Account-II without regard to the income, capital gains or capital losses arising out of any other business which NYLIAC may conduct.

   3. The Policies have been duly authorized by NYLIAC and, when sold in jurisdictions authorizing such sales, in accordance with the Registration Statement, will constitute validly issued and binding obligations of NYLIAC in accordance with their terms.

   4. Each owner of a Policy will not be subject to any deductions, charges, or assessments imposed by NYLIAC other than those provided in the Policy.


I consent to the use of this opinion as an exhibit to the Registration
Statement.


                                          Very truly yours,

                                          /s/Robert J. Hebron
                                          -------------------------
                                          Robert J. Hebron
                                          Vice President and
                                          Associate General Counsel